Exhibit 99.1

The Coca-Cola Company Announces Retirement of Ronald W. Allen

from Board of Directors

ATLANTA, Jan. 14, 2020 – The Coca-Cola Company today announced that Ronald W. Allen, 78, will not stand for reelection to the board of directors in April.

Allen has been a director of the company since 1991. During his tenure on the board, he has served on several committees and currently serves as chair of the audit committee.

Allen’s extensive leadership background includes 34 years at Delta Air Lines, where he became president and chief operating officer in 1983. He was promoted to chairman and CEO in August 1987 and continued in that role until his retirement in August 1997. Allen led Delta’s international expansion, including developing Atlanta as a major international hub. With the acquisition of Pan American’s European routes in 1991, Delta became the #1 airline between the United States and Europe.

Allen also served as chairman and CEO of Aaron’s Inc. during a period of transition for the company from 2012 to 2014. He led the acquisition of Progressive Finance Holdings in 2014. He served as a director of Aaron’s from 1997 until 2014. He currently serves as a director of Forward Air Corp. and Aircastle Limited.

“It has been an honor to serve as a director of Coca-Cola for 29 years and to work with six different CEOs, beginning with Roberto Goizueta and ending with James Quincey,” Allen said. “I am very confident of the continued success of The Coca-Cola Company under the leadership of James and his outstanding leadership team.”

“Ron Allen has had a distinguished career, and we thank him for his nearly three decades of service to The Coca-Cola Company,” said Chairman and CEO James Quincey.

About The Coca-Cola Company

The Coca-Cola Company (NYSE: KO) is a total beverage company, offering over 500 brands in more than 200 countries and territories. In addition to the company’s Coca-Cola brand, our portfolio includes AdeS, Ayataka, Costa, Dasani, Del Valle, Fanta, Georgia, Gold Peak, Honest, innocent, Minute Maid, Powerade, Simply, smartwater, Sprite, vitaminwater and ZICO. We’re constantly transforming our portfolio, from reducing sugar in our drinks to bringing innovative new products to market. We’re also working to reduce our environmental impact by replenishing water and promoting recycling. With our bottling partners, we employ more than 700,000 people, helping bring economic opportunity to local communities worldwide. Learn more at www.coca-colacompany.com and follow us on Twitter, Instagram, Facebook and LinkedIn.

Contacts:

Investors and Analysts: Tim Leveridge, koinvestorrelations@coca-cola.com

Media: Scott Leith, sleith@coca-cola.com